Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126568) of McCormick & Schmick’s Seafood Restaurants, Inc. of our report dated March 11, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K .

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Portland, Oregon
March 11, 2011